Exhibit 7.01

AGREEMENT OF JOINT FILING

The parties listed below agree that such Amendment No.1 to Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them.  This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of November 24, 2021.

E-House (China) Enterprise Holdings Limited

By:	/s/ Liang Zhou
Name: Liang Zhou
Title: Authorized Representative

TM Home Limited

By:	/s/ Yinyu He
Name: Yinyu He
Title: Authorized Representative